Exhibit 10.8.2

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (“Agreement”), dated January 1, 2009 (the “Effective Date”), is entered into by and

Between	MabCure, N.V.
With registered offices in B-3500 Hasselt (Belgium), De Schiervellaan 3/1, hereby represented by Dr. Amnon Gonenne, Managing Director;
(hereinafter referred to as “MabCure”).

and	Dr. Elisha Orr
Residing 12 Hameistraat, 3600 Genk, Belgium;
(hereinafter referred to as “Director”).

MabCure and Director are hereafter together also referred to as the “Parties” and individually as a “Party”.

WHEREAS MABCURE is engaged in the business of developing and manufacturing products for cancer detection and therapy;

WHEREAS DIRECTOR is the scientific founder of MabCure, Inc. and was nominated as Director of MabCure, N.V. at its inception in October 2008;

WHEREAS MABCURE and Director are interested in having Director provide MabCure with independent management and Chief Scientific Officer services (the “Services”);

WHEREAS PARTIES wish to collaborate in a mutual independent manner under the terms and conditions herein set forth;

NOW IT IS AGREED as follows:

1	Conditions of Performance of the Services

	1.1	MabCure hereby retains Director, and Director agrees to be retained, to provide MabCure with the Services.

	1.2	Director shall report to the Managing Director of MabCure.

1.3

Director shall perform the Services in a completely independent manner. Director represents that he has the experience and expertise sufficient in quality and quantity to perform all assignments and projects entrusted to him by MabCure and agrees that he will perform all such assignments and projects in a manner commensurate with the professional standards generally applicable to its industry and to abide by all applicable guidelines and/or all regulatory requirements, involving MabCure’s policies and procedures.

1.4

Managing Director may vary the services to be provided by Director from time to time according to MabCure's operational and other needs. Director shall use his reasonable best efforts to produce timely and good quality work, while acting always in a competent, trustworthy and loyal manner.

1.5

Director agrees to carry out, using his reasonable best efforts and in a manner that shall promote the interests of MabCure, the Services and such additional services as Managing Director may request from time to time, which shall include, but are not limited to, the following:

1.5.1	develop and implement MabCure’s long-term technical strategy and vision, which includes providing overall strategic direction to the R&D organization;

1.5.2	oversee the development and direction of research aimed at improving current products and generating new products and services;

1.5.3	manage R&D budget and activities;

1.5.4	identify new cancer detection and therapy technologies, issues and opportunities through linkages with universities and other institutions and recommend courses of action;

1.5.5	identify niche opportunities and support new market creation;

1.5.6	coordinate solutions/technical efforts across the enterprise;

1.5.7	conduct independent "peer reviews";

1.5.8	guide development and management of MabCure’s patents and other intellectual property;

1.5.9	steward the development of technical skills in research staff; and

1.5.10

carry out supervisory responsibilities in accordance with Mabcure’s policies and applicable laws, including, but not limited to, interviewing, hiring and training employees; planning, assigning and directing work; appraising performance; rewarding and disciplining employees; addressing complaints and resolving problems.

1.6

The Services shall be rendered only by the Director. Given the level of qualifications required for the proper performance of the Services, Director agrees not to designate any other expert or consultant without the prior consultation with and written consent of MabCure.

1.7

Director shall provide the Services and respond to MabCure’s reasonable enquiries according to Director’s best professional standards and within the reasonable time limits agreed upon with MabCure. In the performance of the Services, Director shall be guided by the guidelines set forth by MabCure’s board of directors whilst maintaining all freedom and autonomy in organizing the performance of the Services.

1.8	During the Term of present agreement, Director shall not provide services to any other company.

1.9

Director shall ensure that the Services are performed with due diligence and in a safe and competent manner. Director shall acquaint himself and comply with any working practices, rules or procedures applicable to others (whether independent contractors or employees) at any location where Director is performing the Services (whether or not at MabCure’s premises). Director shall also comply with all applicable laws.

1.10	Director shall act in, and use its best endeavors to promote and protect, the interests of MabCure in accordance with the general policy and directions of MabCure.

1.11

Director will provide the full benefit of its knowledge, expertise, technical skill and ingenuity in connection with the provision of the services and devotes his time, attention and abilities at such times as may be necessary for the proper performance of the Services.

2	Compensation

	2.1	The compensation of Director in consideration for the Services provided herein to MabCure shall consist of a monthly consultancy fee (the “Consultancy Fee”).

	2.2	The Consultancy Fee is fixed at five thousand four hundred thirty-five EURO (€5,435) per month (exclusive of VAT).

2.3

MabCure agrees to reimburse Director for any reasonable and justified out-of-pocket expenses necessarily incurred by Director on behalf of MabCure in the performance of the Services herein, such as international travel and lodging cost, against the presentation of written receipts.

	2.4	Director shall invoice the Consultancy Fee and out-of-pocket expenses on a monthly basis to MabCure, and such invoices will be payable within 15 days of the invoice date.

3	Confidentiality

3.1

Director understands and agrees that, in the performance of the Services, director shall obtain knowledge of confidential information relating to the business or affairs of MabCure or of any of its affiliates. Director shall treat all such confidential information, including all know-how, work methods, processes, company and production secrets, client lists (users), technical, trade and financial information, data on wage lists, agreements, reports, software, databases, technical drawings and plans, and any other information of whatever nature, directly or indirectly related to MabCure or the activities of MabCure, that become known to Director or that are created by Director during the course of the Agreement, at all times, both during the performance of the Agreement and after its termination, as confidential information of MabCure.

3.2

Director shall not to use, distribute or disclose in any way whatsoever or communicate to a third party the above-mentioned confidential information and know-how, both during the employment contract and after its termination, neither in his or her own interest nor in the interest of others, and shall take all measures to prevent the unlawful distribution of this information.

3.3

Director shall not publish any article in connection with the Services or with respect to MabCure’s confidential information without the prior written consent of MabCure. All speeches and publications related to Director’s activities within MabCure and the activities of MabCure shall require the prior written consent of MabCure.

4	Ownership and Inventions

4.1

It is understood that all intellectual property, including the copyright, in any and all work product, documents, inventions, discoveries, improvements, sheets or models produced, developed, or conceived by Director in connection with the Services hereunder, are and will be the exclusive property of MabCure.

4.2

Director shall inform MabCure about any work, invention, discovery or improvement, patentable or protectable by any other intellectual property rights, which may but need not include copyright, which he creates, designs or produces, either alone or in conjunction with others, in the course this Agreement and relating to, or which is likely to become connected with, or which could be associated with, any matter whatsoever constituting or which might constitute an activity of MabCure, or which has been or may be investigated by MabCure. Director acknowledges that such work, inventions, discoveries or improvements belong exclusively to MabCure and hereby assigns and transfers any and all rights including the copyright thereto to MabCure. Director shall refrain from any act which would infringe MabCure’s rights and Director shall not register any patent relating to these works, inventions, discoveries or improvements without the approval of MabCure. Director acknowledges and accepts that such assignment and transfer of rights are adequately compensated by the remuneration as provided in Article 2 of this Agreement.

5	No Employment or Partnership

5.1

Nothing contained in this Agreement shall be construed or have effect as constituting any relationship of employer and employee, or partners between MabCure and Director. Director and MabCure agree that Director is and shall be an independent contractor of MabCure for all purposes

5.2

This Agreement does not create any relationship of agency, whereby Director can act on behalf of and bind MabCure and/or vice versa, except within his authority as director of MabCure N.V. or when a special proxy has been granted to that effect by the Managing Director or Board of Directors of MabCure N.V.

6	Warranties

	6.1	Director warrants to MabCure that by entering into this Agreement and performing the Services, Director shall not be in breach of any contract or other obligation.

7	Liability

7.1

Director will use his best endeavors that the services as outlined above are rendered timely and at professional level but Director can give no warranty that the results will fully meet the objectives sought.

7.2

Director will not be liable for the consequences of decisions, actions or omissions made by MabCure, based upon Director’s performance of the Services or any other consultancy service or advice provided by Director hereunder to MabCure, and MabCure will hold harmless and indemnify Director for any third party claim brought against Director in connection with MabCure’s decisions, actions or ommissions in this respect, except to the extent the claim arises from the negligence or willful misconduct of Director.

8	Duration and termination

	8.1	This Agreement is entered into for an indefinite duration, commencing on the Effective Date.

	8.2	Either Party may terminate the Agreement, without any damages being due, by giving 90 days written notice.

8.3

This Agreement may immediately be terminated by either Party in case of breach by the other Party of a material provision of this Agreement that is not remedied within 30 days of written notice of such breach.

	8.4	Upon termination pursuant to Section 8.2 above, no compensation shall be due by either Party to the other Party, except for the fees and expenses accrued as per section 2 hereof.

8.5

Upon termination of this Agreement for whatever reason, Director shall deliver to MabCure all books, documents, papers, materials and other property relating to the business of MabCure which may then be in its possession or under its control.

	8.6	Articles 3, 4, and 5 shall survive the termination of this Agreement.

9	General

	9.1	Notwithstanding that any provision of this Agreement may prove to be illegal or unenforceable, the remaining provisions of this Agreement shall continue in full force and effect.

	9.2	No variation, modification, alteration or waiver of any of the terms of this Agreement shall be of any effect unless in writing, signed on behalf of each of the Parties.

	9.3	This Agreement supersedes Director’s employment agreement with MabCure Inc., and Director acknowledges that the employment agreement is null and void and of no further effect.

10	Applicable law and jurisdiction

	10.1	The Agreement shall be governed exclusively by and interpreted in accordance with the laws of the Kingdom of Belgium.

10.2

Any disputes between the Parties hereto, arising out or in relation with the Agreement shall be exclusively and definitively settled in accordance with the arbitration rules of the International Chamber of Commerce (ICC), by one arbitrator appointed in accordance with these rules. The place of arbitration shall be Hasselt and the language of the proceedings shall be English.

10.3	This arbitration clause does not exclude the right of both parties to ask for interim relief before the President of the Tribunal de Commerce of Brussels or any other court having jurisdiction.

10.4	The Agreement is executed in two true copies, and each Party acknowledges having received an original.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized representatives and officers in two originals, one for each Party.

Dr. Elisha Orr	MabCure, N.V.

Dr. Amnon Gonenne
Managing Director

Date:	Date: